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                                                                      EXHIBIT 99


CONVERSION RIGHTS

  GENERAL

     You may convert any outstanding debentures (or portions of outstanding debentures) as described below into our common stock, initially at the conversion price of $57.75 per share (equal to a conversion rate of 17.316 shares per $1,000 principal amount of debentures). The conversion price is subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of debentures. Instead, we will pay a cash adjustment based upon the sale price of our common stock on the business day immediately preceding the conversion date. You may convert debentures only in denominations of $1,000 and integral multiples of $1,000.

     You may surrender debentures for conversion into our common stock prior to the stated maturity only under the following circumstances:

  MARKET PRICE CONDITIONS:

     - during any conversion period, as described below, if the closing sale price of our common stock for at least 20 trading days in the 30 trading day period ending on the first day of the conversion period was more than 120% of the conversion price on that thirtieth trading day;

     - during the five business-day period following any 10 consecutive trading-day period in which the average of the trading prices, as described below, for the debentures for that 10 trading-day period was less than 105% of the average conversion value, as described below, for the debentures during that period;

     - credit rating event: during any period after the 30th day following the initial issuance of the debentures in which the credit rating assigned to the debentures by both Moody's and S&P is below Baa3 or BBB-, respectively, or that neither rating agency is rating the debentures;

     - Notice of redemption: if we have called the debentures for redemption; or

     - Specified corporate transactions: upon the occurrence of the specified corporate transactions discussed below.

     If you have exercised your right to require us to repurchase your debentures as described under "-- Repurchase of Debentures at the Option of Holders," you may convert your debentures into our common stock only if you withdraw your notice of exercise and convert your debentures prior to the close of business on the business day immediately preceding the applicable repurchase date.

  CONVERSION UPON SATISFACTION OF MARKET PRICE CONDITIONS

     You may surrender any of your debentures for conversion into our common stock during any conversion period if the closing sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the first day of the conversion period exceeds 120% of the conversion price on that thirtieth trading day. A "conversion period" will be the period from and including the thirtieth trading day in a fiscal quarter to but not including the thirtieth trading day in the immediately following fiscal quarter.

     You also may surrender any of your debentures for conversion into our common stock during the five business-day period following any 10 consecutive trading-day period in which the

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average of the trading prices for the debentures for that 10 trading-day period was less than 105% of the average conversion value for the debentures during that period. "Conversion value" is equal to the product of the sale price for our common stock on a given day multiplied by the then current conversion rate, which is the number of shares of common stock into which each $1,000 principal amount of debentures is then convertible. The "trading price" of the debentures on any date of determination means the average of the secondary market bid quotations per debenture obtained by us or the calculation agent for $10,000,000 principal amount at maturity of the debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by us or the calculation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by us or the calculation agent, this one bid shall be used. If either we or the calculation agent cannot reasonably obtain at least one bid for $10,000,000 principal amount at maturity of the debentures from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures, then the trading price of the debentures will equal (a) the then-applicable conversion rate of the debentures multiplied by (b) the sale price of our common stock on such determination date.

  CONVERSION UPON CREDIT RATING EVENT

     You may surrender any of your debentures for conversion during any period in which the credit ratings assigned to the debentures by both Moody's and S&P are below Baa3 or BBB-, respectively, or in which the credit ratings assigned to the debentures are suspended or withdrawn by both rating agencies or in which neither rating agency is rating the debentures.

  CONVERSION UPON NOTICE OF REDEMPTION

     You may surrender for conversion any debentures we call for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the debentures are not otherwise convertible at that time. If you have already delivered a purchase notice or a change of control purchase notice with respect to a debenture, however, you may not surrender that debenture for conversion until you have withdrawn the notice in accordance with the indenture.

  CONVERSION UPON SPECIFIED CORPORATE TRANSACTIONS

     Even if none of the other conditions described above have occurred, if:

     - we distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days, common stock at less than the sale price of the common stock at the time of the announcement of such distribution;

     - we elect to distribute to all holders of our common stock cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the sale price of the common stock on the day preceding the declaration date for the distribution; or

     - a change of control as described under "-- Repurchase of Debentures at the Option of Holders -- Change of Control Put" occurs but holders of debentures do not have the right to require us to repurchase their debentures as a result of such change of control because either: (1) the sale price of our common stock for a specified period prior to such change of control exceeds a specified level or (2) because the consideration received in such change of control consists of freely tradeable stock and the debentures become convertible into that stock (each as more fully described under "-- Repurchase of Debentures at the Option of Holders -- Change of Control Put"), then

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we must notify you at least 20 days prior to the ex-dividend date for the distribution or within 30 days of the occurrence of the change of control, as the case may be. Once we have given that notice, you may surrender your debentures for conversion at any time until the earlier of close of business on the business day prior to the ex-dividend date or our announcement that the distribution will not take place, in the case of a distribution, or within 30 days of the change of control notice, in the case of a change of control. In the case of a distribution, no adjustment to the ability of a holder of debentures to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

     In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into common stock will be changed into a right to convert the debentures into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such debentures immediately prior to the transaction. If the transaction also constitutes a "change of control," as defined below, the holder can require us to repurchase all or a portion of its debentures as described under "-- Repurchase of Debentures at the Option of Holders -- Change of Control Put."

  CONVERSION PROCEDURES

     Except as provided below, if you convert your debentures into our common stock on any day other than an interest payment date, you will not receive any interest that has accrued on those debentures since the prior interest payment date. By delivering to the holder the number of shares issuable upon conversion, determined by dividing the principal amount of the debentures being converted by the conversion price (stated as an amount per $1.00 principal amount of debentures), together with a cash payment in lieu of any fractional shares, we will satisfy our obligation with respect to the debentures. That is, accrued and unpaid interest will be deemed to be paid in full rather than canceled, extinguished or forfeited.

     If you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on the interest payment date interest accrued on those debentures, notwithstanding the conversion of debentures prior to the interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender any debentures for conversion, you must pay us an amount equal to the interest that has accrued and that will be paid on the debentures being converted on the interest payment date. The preceding sentence does not apply to debentures that are converted after being called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we call your debentures for redemption on a date that is after a record date for an interest payment but prior to the corresponding interest payment date, and prior to the redemption date you choose to convert your debentures, you will not be required to pay us at the time you surrender your debentures for conversion the amount of interest on the debentures you will receive on the date that has been fixed for redemption.

     You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any payable by you have been paid.

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     To convert interests in a global debenture, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. To convert a definitive debenture, you must:

     - complete the conversion notice on the back of the debentures (or a facsimile thereof);

     - deliver the completed conversion notice and the debentures to be converted to the specified office of the conversion agent;

     - pay all funds required, if any, relating to interest on the debentures to be converted to which you are not entitled, as described in the second preceding paragraph; and

     - pay all taxes or duties, if any as described in the preceding paragraph.

     The conversion date will be the date on which all of the foregoing requirements have been satisfied. The debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of shares of common stock into which the debentures are converted (and cash in lieu of any fractional shares) will be delivered as soon as practicable on or after the conversion date.

  CONVERSION PRICE ADJUSTMENTS

     We will adjust the initial conversion price for certain events, including:

     - issuances of our common stock as a dividend or distribution to all holders of our common stock;

     - certain subdivisions and combinations of our common stock;

     - issuances to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock at the time of the announcement of such issuance;

     - distributions to all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets, including securities, but excluding:

      -- the rights and warrants referred to in the immediately preceding bullet point,

      -- any dividends and distributions in connection with a reclassification, change, consolidation, merger combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the fourth succeeding paragraph, or

      -- any dividends or distributions paid exclusively in cash;

     - distributions consisting exclusively of cash to all holders of our common stock to the extent that those distributions, combined together with:

      -- all other all-cash distributions made within the preceding 12 months for which no adjustment has been made, plus

      -- any cash and the fair market value of other consideration paid for in any tender offers by us or any of our subsidiaries for our common stock expiring within the preceding 12 months for which no adjustment has been made, exceeds 10% of our market capitalization on the record date for that distribution; our "market capitalization," as of any date, is the product of the sale price of our common stock on such date times the number of shares of our common stock then outstanding; and

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     - purchases of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent such purchases involve an aggregate consideration that, together with:

      -- any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding the tender offer for which no adjustment has been made, plus

      -- the aggregate amount of any all-cash distributions referred to in the immediately preceding bullet point to all holders of our common stock within 12 months preceding the expiration of the tender offer for which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of the tender offer.

     We will not make any adjustment if holders of debentures may participate in the transactions described above or in certain other cases. In cases:

     - where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities that are applicable to one share of common stock and are distributed to stockholders equals or exceeds the average sale price of the common stock over a specified period, or

     - in which the average sale price of the common stock over a specified period exceeds the fair market value of the assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion price, the holder of a debenture will be entitled to receive upon conversion, in addition to the shares of common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that the holder would have received if the holder had converted its debentures immediately prior to the record date for determining the shareholders entitled to receive the distribution.

     We will not make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price in effect at that time. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made.

     If we:

     - reclassify or change our common stock (other than changes resulting from a subdivision or combination); or

     - consolidate or combine with or merge into or are a party to a binding share exchange with any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of our common stock receive (or the common stock is converted into) stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, then, at the effective time of the transaction you may convert your debentures into the consideration that you would have received if you had converted your Debentures immediately prior to the reclassification, change, consolidation, combination, merger sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

     In the event that we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

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     In the event we elect to make a distribution described in the third or fourth bullet of the first paragraph of this subsection "-- Conversion Price Adjustments," which, in the case of the fourth bullet, has a per share value equal to more than 10% of the sale price of our shares of common stock on the day preceding the declaration date for the distribution, then, if the distribution would also trigger a conversion right under "-- Conversion Upon Specified Corporate Transactions," or if the debentures are otherwise convertible, we will be required to give notice to you at least 20 days prior to the ex-dividend date for the distribution and, upon the giving of notice, the debentures may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that the distribution will not take place. No adjustment to the conversion price or to your ability to convert will be made if you will otherwise participate in the distribution without conversion or in certain other cases.

     If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price, you may in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See "United States Taxation -- United States Holders -- Constructive Dividends."

     To the extent permitted by law, from time to time we may reduce the conversion price of the debentures by any amount for any period of at least 20 days. In that case, we will give at least 15 days notice of the reduction. We may also reduce the conversion price, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

OPTIONAL REDEMPTION BY RADIAN GROUP

     Prior to January 1, 2005, the debentures will not be redeemable at our option. Beginning on January 1, 2005, we may redeem the debentures for cash at any time as a whole, or from time to time in part, at a redemption price equal to the principal amount of those debentures plus any accrued and unpaid interest, including contingent interest, and additional interest, if any, on those debentures to the redemption date. We will give you at least 30 days but not more than 60 days notice of redemption by mail. Debentures or portions of debentures called for redemption will be convertible by you until the close of business on the second business day prior to the redemption date.

     If we do not redeem all of the debentures, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot or on a pro rata basis. If any debentures are to be redeemed in part only we will issue a new debenture or debentures in principal amount equal to the unredeemed principal portion thereof. If a portion of your debentures is selected for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be taken from the portion selected for redemption.

REPURCHASE OF DEBENTURES AT THE OPTION OF HOLDERS

  OPTIONAL PUT

     On January 1, 2005, 2007, 2009, 2012 and 2017 you may require us to repurchase any outstanding debentures for which you have properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a purchase price equal to the principal amount of those debentures plus any accrued and unpaid interest, including contingent interest and additional interest, if any, on those debentures to the repurchase date. You may submit your debentures for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the third business day prior to the repurchase date.
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     Instead of paying the purchase price in cash, we may pay the purchase price in common stock, cash or a combination of common stock and cash, at our option. The number of shares of common stock a holder will receive will equal the relevant amount of the purchase price divided by 97.5% of the average of the sale price of our common stock for the 20 trading days immediately preceding and including the third day prior to the repurchase date. However, we may not pay the purchase price in common stock or a combination of common stock and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

     - registration of the shares of our common stock to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

     - qualification of the shares of our common stock to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

     - listing of our common stock on a United States national securities exchange or quotation thereof in an inter-dealer quotation system of any registered United States national securities association.

     We will be required to give you notice at least 20 business days prior to each repurchase date at your address shown in the register of the registrar and to beneficial owners as required by applicable law stating among other things, the procedures that you must follow to require us to repurchase your debentures as described below and whether the purchase price will be paid in cash or common stock, or a combination with a portion payable in cash or common stock.

     Because the sale price of our common stock will be determined prior to the applicable repurchase date, you bear the market risk that our common stock will decline in value between the date the sale price is calculated and the repurchase date.

     The repurchase notice given by you electing to require us to repurchase debentures shall be given so as to be received by the paying agent no later than the close of business on the third business day prior to the repurchase date and must state:

     - the certificate numbers of your debentures to be delivered for repurchase;

     - the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

     - that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures.

     You may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

     -  the principal amount of debentures being withdrawn;

     -  the certificate numbers of the debentures being withdrawn; and

     - the principal amount, if any of the debentures that remain subject to the repurchase notice.

     In connection with any repurchase we will, to the extent applicable:

     - comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

     - file Schedule TO or any other required schedule under the Exchange Act.

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     Our obligation to pay the purchase price for debentures for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon you delivering the debentures, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the debentures to be paid promptly following the later of the repurchase date or the time of delivery of the debentures, together with such endorsements.

     If the paying agent holds money or common stock sufficient to pay the purchase price of the debentures for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the debentures will cease to be outstanding and interest on the debentures will cease to accrue, whether or not the debentures are delivered to the paying agent. Thereafter all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the debentures.

     Our ability to repurchase debentures for cash may be limited by restrictions on the ability of Radian Group to obtain funds for such repurchase through dividends from its subsidiaries and the terms of our then existing borrowing agreements.

  CHANGE OF CONTROL PUT

     If a change of control, as described below, occurs, you will have the right (subject to certain exceptions set forth below) to require us to repurchase all of your debentures not previously called for redemption, or any portion of those debentures, that is equal to $1,000 in principal amount or a whole multiple of $1,000 at a purchase price equal to the principal amount of all debentures you require us to repurchase plus any accrued and unpaid interest, including contingent interest and additional interest, if any, on those debentures to the repurchase date. Notwithstanding the foregoing, we may be required to offer to repurchase our other senior debt on a pro rata basis with the debentures, upon a change of control, if similar change of control offers are or will be required by our other senior debt.

     Instead of paying the purchase price in cash, we may pay the purchase price in our common stock or, in the case of a merger in which we are not the surviving corporation, common stock, ordinary shares or American Depositary Shares of the surviving corporation or its direct or indirect parent corporation, cash or a combination of the applicable securities and cash, at our option. The number of shares of the applicable common stock or securities a holder will receive will equal the relevant amount of the purchase price divided by 97.5% of the average of the sale price of the applicable common stock or securities for the 20 trading days immediately preceding and including the third day prior to the repurchase date. However, we may not pay the purchase price in the applicable common stock or securities or a combination of the applicable common stock or securities and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

     - registration of the shares of the applicable common stock or securities to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

     - qualification of the shares of the applicable common stock or securities to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

     - listing of the applicable common stock or securities on a United States national securities exchange or quotation thereof in an inter-dealer quotation system of any registered United States national securities association.

     Within 30 days after the occurrence of a change of control, we are required to give you notice of the occurrence of the change of control and of your resulting repurchase right and whether the purchase price will be paid in cash the applicable common stock or securities, or a

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combination with a portion payable in cash or the applicable common stock or securities. The repurchase date will be 30 days after the date we give notice of a change of control. To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the repurchase date, written notice to the trustee of your exercise of your repurchase right, together with the debentures with respect to which your right is being exercised. You may withdraw this notice by delivering to the paying agent a notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date.

     Because the sale price of the applicable common stock or securities will be determined prior to the applicable repurchase date, you bear the market risk that the applicable common stock or securities will decline in value between the date the sale price is calculated and the repurchase date.

     A "change of control" will be deemed to have occurred at such time after the original issuance of the debentures when any of the following has occurred:

     - the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans (except that any of those persons shall be deemed to have beneficial ownership of all securities it has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or

     - the first day on which a majority of the members of the board of directors of Radian Group are not continuing directors; or

     - our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

      -- any transaction:

        (1) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

        (2) pursuant to which holders or our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; and

      -- any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares ("ADRs") of the surviving entity or a direct or indirect parent of the surviving corporation.

     However, notwithstanding the foregoing, you will not have the right to require us to repurchase your debentures if:

     - the sale price per share of our common stock for any five trading days within:

      -- the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first or second bullet point above, or

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      -- the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the third bullet point above, equals or exceeds 110% of the conversion price of the debentures in effect on each of those five trading days; or

     - 100% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) constituting a change of control consists of shares of common stock, ordinary shares or ADRs traded or to be traded immediately following a change of control on a national securities exchange or the Nasdaq National Market, and, as a result of the transaction or transactions, the debentures become convertible into that common stock, ordinary shares or ADRs (and any rights attached thereto).

     Beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

     Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to you. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent applicable at that time.

     The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to require us to repurchase your debentures as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.

     If the paying agent holds money or common stock sufficient to pay the purchase price of the debentures which you have elected to require us to repurchase on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, those debentures will cease to be outstanding and interest on the debentures will cease to accrue, whether or not the debentures are delivered to the paying agent. Thereafter all other of your rights shall terminate, other than the right to receive the purchase price upon delivery of the debentures.

     The foregoing provisions would not necessarily protect you if highly leveraged or other transactions involving us occur that may affect you adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change of control with respect to the change of control purchase feature of the debentures but that would increase the amount of our (or our subsidiaries) outstanding indebtedness.

     Our ability to repurchase debentures for cash upon the occurrence of a change of control is subject to important limitations. Our ability to repurchase the debentures for cash may be limited by restrictions on the ability of Radian Group to obtain funds for such repurchase through dividends from its subsidiaries. In addition, the occurrence of a change of control could cause an event of default under or be prohibited or limited by the terms of our other senior debt. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price in cash for all the debentures that might be delivered seeking to exercise the repurchase right.

     The change of control purchase feature of the debentures may in certain circumstances make more difficult or discourage a takeover of our company. The change of control purchase feature, however, is not the result of our knowledge of any specific effort:

     - to accumulate shares of our common stock;

     - to obtain control of us by means of a merger, tender offer solicitation or otherwise; or
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     - by management to adopt a series of anti-takeover provisions.

     Instead, the change of control purchase feature is a standard term contained in securities similar to the debentures.


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